Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2023 Third Quarter

•	As reported revenue increased 1%; 7% constant currency organic revenue growth
•	As reported earnings per share of $1.24; adjusted EPS of $2.02
•	Updated outlook provided

DUBLIN, IRELAND - (February 8, 2023) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2023 third quarter ended December 31, 2022. Revenue as reported for the quarter increased 1% to $1.22 billion compared with $1.21 billion in the third quarter of fiscal 2022. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 7% for the third quarter of fiscal 2023 as compared to the third quarter of fiscal 2022.

“We delivered 7% constant currency organic revenue growth in a challenging environment,” said Dan Carestio, President and Chief Executive Officer of STERIS. “We significantly improved capital equipment shipments for several key Healthcare products reflecting improved supply chain conditions. Some constraints remain for electronic components and other supply chain issues which, when combined with a reduction in the rate of growth for bioprocessing volumes, are impacting our performance for the third quarter and fiscal year. Challenges aside, we are encouraged by a modest improvement in procedures and significant capital equipment backlog in both Healthcare and Life Sciences. We anticipate continued supply chain improvements, which will aid in reducing our backlog and allow us to achieve more normal lead times for our Customers over the coming quarters.”

Third Quarter Operating and Segment Results
As reported, net earnings for the third quarter were $123.8 million or $1.24 per share, compared with net income of $143.6 million or $1.42 per diluted share in the third quarter of fiscal 2022. Adjusted net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2023 was $202.3 million or $2.02 per diluted share, compared with the previous year’s third quarter of $213.3 million or $2.12 per diluted share.

Healthcare revenue as reported grew 1% in the quarter to $769.1 million compared with $759.7 million in the third quarter of fiscal 2022. This performance reflected a 5% improvement in capital equipment revenue and a 5% increase in service revenue, which were offset by a 5% decline in consumable revenue driven primarily by the Renal Divestiture and foreign currency. Constant currency organic revenue increased 10% for the quarter compared with the prior year quarter. Healthcare operating income was $175.4 million compared with $175.8 million in last year’s third quarter. This decline was primarily attributable to the impact of increased supply chain and inflationary costs, which more than offset an increase in volume and price.

Fiscal 2023 third quarter revenue for Applied Sterilization Technologies (AST) increased 3% as reported to $222.0 million compared with $216.3 million in the same period last year. This performance was driven primarily by increased demand from medical device Customers for our services somewhat offset by declines in Mevex capital equipment shipments due to timing and a reduction in the rate of growth of bioprocessing Customers. Constant currency organic revenue in the quarter increased 7%. Segment operating income increased to $103.5 million in the third quarter of fiscal 2023 compared with operating income of $101.3 million in the same period last year primarily due to increased volume, which was partially offset by negative foreign currency and higher labor costs.

Life Sciences third quarter revenue as reported declined 5% to $121.3 million compared with $127.9 million in the third quarter of fiscal 2022. This performance reflected a 2% increase in service revenue, which was offset by a 6% decrease in capital equipment revenue and a 9% decline in consumable revenue. The decline in consumables was partly due to a reduction in the rate of growth of bioprocessing Customers. Constant currency organic revenue declined 1% in the quarter compared with the prior year quarter. Operating income was $45.2 million in the third quarter of fiscal 2023 compared with $52.0 million in the prior year’s third quarter. This decrease was primarily due to the reduction in volume, negative foreign currency and the impact of increased supply chain and inflationary costs.

Dental third quarter revenue as reported declined 2% to $103.6 million compared with $105.1 in the third quarter of fiscal 2022. Constant currency organic revenue increased 1% in the quarter compared with the prior year quarter. Operating income was $20.3 million in the third quarter of fiscal 2023 compared with $23.1 million in the prior year’s third quarter. This decline was primarily due to the reduction in volume, decreased manufacturing productivity and increased supply chain and inflationary costs.

Cash Flow
Net cash provided by operations for the first nine months of fiscal 2023 was $541.1 million, compared with $513.1 million in the first nine months of fiscal 2022. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2023 was $262.8 million compared with $300.3 million in the prior year period. Cash flow was limited during the fiscal 2023 period by higher working capital requirements, in particular inventory, as well as approximately $75 million in increased capital spending.

Fiscal 2023 Outlook
As reported revenue is now anticipated to grow 6% compared with prior expectations of 8% growth. Based on foreign currency forward rates through March 31, 2023, currency is now anticipated to negatively impact revenue by approximately $110 million this fiscal year, a reduction from prior expectations of approximately $150 million. Constant currency organic revenue is now anticipated to grow approximately 7% compared with prior expectations of 10%.

Reflecting the lower revenue, adjusted earnings per diluted share are now anticipated to be in the range of $8.00 to $8.10. As a result of higher than anticipated working capital requirements, in particular inventory and accounts receivable, STERIS now anticipates free cash flow will be approximately $500 million for fiscal 2023, a decline from prior expectations of $600 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, February 9, 2023 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 8550233 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic or similar public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, including the Russia-Ukraine military conflict, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2022, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,

	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,215,994	$1,208,971	$3,573,002	$3,374,378
Cost of revenues	694,497	670,857	2,001,372	1,929,638
Gross profit	521,497	538,114	1,571,630	1,444,740
Operating expenses:
Selling, general, and administrative	305,141	310,564	962,962	1,049,116
Goodwill impairment loss	—	—	490,565	—
Research and development	25,514	24,824	75,193	61,847
Restructuring expenses	39	(207)	127	17
Total operating expenses	330,694	335,181	1,528,847	1,110,980
Income from operations	190,803	202,933	42,783	333,760
Non-operating expenses, net	30,465	20,524	80,556	90,721
Income tax expense	37,013	39,315	43,378	52,222
Net income (loss)	$123,325	$143,094	$(81,151)	$190,817
Less: Net (loss) attributable to noncontrolling interests	(503)	(529)	(956)	(810)
Net income (loss) attributable to shareholders	$123,828	$143,623	$(80,195)	$191,627
Earnings per ordinary share (EPS) data:
Basic	$1.24	$1.44	$(0.80)	$1.98
Diluted	$1.24	$1.42	$(0.80)	$1.97
Cash dividends declared per share ordinary outstanding	$0.47	$0.43	$1.37	$1.26
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	99,716	100,038	99,922	96,679
Diluted number of shares outstanding	100,166	100,826	99,922	97,502

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	December 31,	March 31,
	2022	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$259,371	$348,320
Accounts receivable, net	822,758	799,041
Inventories, net	694,357	574,999
Prepaid expenses and other current assets	200,140	156,637
Total current assets	1,976,626	1,878,997

Property, plant, and equipment, net	1,671,157	1,552,576
Lease right-of-use assets, net	187,320	188,480
Goodwill	3,853,009	4,404,343
Intangibles, net	3,031,456	3,328,537
Other assets	80,356	70,661
Total assets	$10,799,924	$11,423,594
Liabilities and equity
Current liabilities:
Accounts payable	$242,491	$225,737
Other current liabilities	553,966	696,485
Total current liabilities	796,457	922,222
Long-term indebtedness	3,001,575	2,945,481
Other liabilities	953,372	1,011,254
Total equity	6,048,520	6,544,637
Total liabilities and equity	$10,799,924	$11,423,594

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2022	2021 (*)	2022	2021 (*)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$769,144	$759,675	$2,200,483	$2,106,626
Applied Sterilization Technologies	222,014	216,298	675,283	630,092
Life Sciences	121,273	127,908	379,248	381,706
Dental	103,563	105,090	317,988	255,954
Total revenues	$1,215,994	$1,208,971	$3,573,002	$3,374,378
Segment operating income (loss):
Healthcare	$175,399	$175,778	$497,233	$482,487
Applied Sterilization Technologies	103,539	101,343	323,238	303,059
Life Sciences	45,249	52,032	149,173	158,639
Dental	20,337	23,096	67,992	65,607
Corporate	(53,873)	(62,360)	(196,872)	(219,131)
Total segment operating income	$290,651	$289,889	$840,764	$790,661
Less: Adjustments
Amortization of acquired intangible assets	$93,941	$75,021	$281,727	$191,552
Acquisition and integration related charges	4,817	9,298	18,493	167,698
Tax restructuring costs	282	118	533	228
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(3,100)	—
Net (gain) loss on divestiture of businesses	(838)	489	3,939	893
Amortization of inventory and property "step up" to fair value	1,608	2,237	5,697	96,513
Restructuring charges	38	(207)	127	17
Goodwill impairment loss	—	—	490,565	—
Total income from operations	$190,803	$202,933	$42,783	$333,760
(*) Certain prior period costs were reallocated from the Healthcare segment to Corporate to conform with current year presentation. The prior period segment operating income measure has been recast for comparability.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Nine Months Ended December 31,
	2022	2021
Operating activities:	(Unaudited)	(Unaudited)

Net income	$(81,151)	$190,817
Non-cash items	879,820	485,030
Changes in operating assets and liabilities	(257,521)	(162,767)
Net cash provided by operating activities	541,148	513,080
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(290,520)	(214,491)
Proceeds from the sale of property, plant, equipment, and intangibles	12,164	1,709
Proceeds from the sale of businesses	6,624	—
Acquisition of businesses, net of cash acquired	(34,020)	(547,353)
Net cash (used in) investing activities	(305,752)	(760,135)
Financing activities:
Proceeds from issuance of senior public notes	—	1,350,000
Proceeds from term loan	—	650,000
Payments on long-term obligations	(91,000)	(721,284)
Payments on convertible debt	—	(371,361)
Payments on term loans	(141,875)	(125,000)
Proceeds (payments) under credit facilities, net	216,561	(203,805)
Deferred financing fees and debt issuance costs	—	(17,247)
Acquisition related deferred or contingent consideration	(310)	(32,583)
Repurchases of ordinary shares	(153,952)	(27,628)
Cash dividends paid to ordinary shareholders	(136,898)	(120,118)
Distributions to noncontrolling interest	(794)	(997)
Contributions from noncontrolling interest	—	3,672
Stock option and other equity transactions, net	1,497	6,789
Net cash provided by (used in) financing activities	(306,771)	390,438
Effect of exchange rate changes on cash and cash equivalents	(17,574)	(4,825)
Increase (decrease) in cash and cash equivalents	(88,949)	138,558
Cash and cash equivalents at beginning of period	348,320	220,531
Cash and cash equivalents at end of period	$259,371	$359,089

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Nine Months Ended December 31,
	2022	2021
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$541,148	$513,080
Purchases of property, plant, equipment, and intangibles, net	(290,520)	(214,491)
Proceeds from the sale of property, plant, equipment, and intangibles	12,164	1,709
Free Cash Flow	$262,792	$300,298

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$769,144	$759,675	$—	$(44,976)	$(15,232)	1.2%	7.6%	9.7%
Applied Sterilization Technologies	222,014	216,298	—	—	(10,239)	2.6%	2.6%	7.4%
Life Sciences	121,273	127,908	—	(2,358)	(3,565)	(5.2)%	(3.4)%	(0.6)%
Dental	103,563	105,090	—	—	(2,029)	(1.5)%	(1.5)%	0.5%
Total	$1,215,994	$1,208,971	$—	$(47,334)	$(31,065)	0.6%	4.7%	7.4%

	Nine Months Ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$2,200,483	$2,106,626	$98,400	$(101,631)	$(43,014)	4.5%	4.8%	7.0%
Applied Sterilization Technologies	675,283	630,092	—	—	(32,088)	7.2%	7.2%	12.3%
Life Sciences	379,248	381,706	2,800	(5,502)	(10,898)	(0.6)%	0.1%	3.0%
Dental	317,988	255,954	65,009	—	(5,428)	n/m	n/m	n/m
Total	$3,573,002	$3,374,378	$166,209	$(107,133)	$(91,428)	5.9%	4.3%	7.1%
n/m:not meaningful

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three Months Ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$521,497	$538,114	$190,803	$202,933	$123,828	$143,623	$1.24	$1.42
Adjustments:
Amortization of acquired intangible assets	422	2,871	93,941	75,021
Acquisition and integration related charges	1,016	1,611	4,817	9,298
Tax restructuring costs	—	—	282	118
Net loss (gain) on divestiture of businesses	599	—	(838)	489
Amortization of inventory and property "step up" to fair value	612	2,184	1,608	2,237
Restructuring charges	—	—	38	(207)
Net impact of adjustments after tax(1)					78,461	69,695
Net EPS impact							0.78	0.70
Adjusted	$524,146	$544,780	$290,651	$289,889	$202,289	$213,318	$2.02	$2.12
(1) The tax expense includes both the current and deferred income tax impact of the adjustments.

	Nine Months Ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$1,571,630	$1,444,740	$42,783	$333,760	$(80,195)	$191,627	$(0.80)	$1.97
Adjustments:
Amortization of acquired intangible assets	1,271	8,347	281,727	191,552
Acquisition and integration related charges	3,018	7,030	18,493	167,698
Tax restructuring costs	—	—	533	228
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(3,100)	—
Net loss on divestiture of businesses	2,882	—	3,939	893
Amortization of inventory and property "step up" to fair value	4,417	88,592	5,697	96,513
Restructuring charges	—	—	127	17
Goodwill impairment loss	—	—	490,565	—
Fair value adjustment related to convertible debt, premium liability					—	27,806
Net impact of adjustments after tax(1)					673,172	354,120
Net EPS impact							6.70	3.91
Adjusted	$1,583,218	$1,548,709	$840,764	$790,661	$592,977	$573,553	$5.90	$5.88
For the nine months ended December 31, 2022:
Weighted average diluted shares as reported							99,922
Effect of dilutive share equivalents that were anti-dilutive to diluted EPS as reported							550
Weighted average diluted shares as adjusted							100,472
(1)The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2023 Outlook	Twelve Months
Ended March 31, 2023
(Outlook)**

Net income per diluted share	$0.56-$0.66
Goodwill impairment loss	4.35
Amortization of acquired intangible assets	2.92
Acquisition and integration related charges	0.17
Adjusted net income per diluted share	$8.00-$8.10

Cash flows from operating activities	$830,000
Purchases of property, plant, equipment, and intangibles, net	(330,000)
Free Cash Flow	$500,000

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Third Quarter Fiscal 2023
For the Periods Ending December 31, 2022 and 2021
	FY 2023	FY 2022	FY 2023	FY 2022
Total Company Revenues	Q3	Q3	YTD	YTD
Consumables	$419,555	$440,328	$1,249,791	$1,187,014
Service	536,952	511,715	1,590,490	1,502,605
Total Recurring	$956,507	$952,043	$2,840,281	$2,689,619
Capital Equipment	259,487	256,928	732,721	684,759
Total Revenues	$1,215,994	$1,208,971	$3,573,002	$3,374,378
Ireland Revenues	$17,959	$20,086	$53,130	$62,077
Ireland Revenues as a % of Total	1%	2%	1%	2%
United States Revenues	$883,390	$851,292	$2,589,472	$2,383,039
United States Revenues as a % of Total	73%	70%	72%	71%
International Revenues	$314,645	$337,593	$930,400	$929,262
International Revenues as a % of Total	26%	28%	26%	28%

Segment Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q3	Q3	YTD	YTD
Healthcare
Revenues
Consumables	$259,810	$273,750	$757,892	$750,531
Service	282,108	268,711	823,747	$785,586
Total Recurring	$541,918	$542,461	$1,581,639	$1,536,117
Capital Equipment	227,226	217,214	618,844	570,509
Total Healthcare Revenues	$769,144	$759,675	$2,200,483	$2,106,626
Segment Operating Income	$175,399	$175,778	$497,233	$482,487
Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$222,014	$216,298	$675,283	$630,092
Segment Operating Income	$103,539	$101,343	$323,238	$303,059
Life Sciences
Revenues
Consumables	$55,610	$61,096	$172,587	$179,380
Service	37,082	36,400	107,566	$104,983
Total Recurring	$92,692	$97,496	$280,153	$284,363
Capital Equipment	28,581	30,412	99,095	97,343
Total Life Sciences Revenues	$121,273	$127,908	$379,248	381,706
Segment Operating Income	$45,249	$52,032	$149,173	$158,639
Total Dental Revenues	$103,563	$105,090	$317,988	$255,954
Segment Operating Income	$20,337	$23,096	$67,992	$65,607

Other Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q3	Q3	YTD	YTD
Healthcare Backlog *	$540,360	$381,601
Life Sciences Backlog *	110,623	117,235
Total Backlog *	$650,983	$498,836
GAAP Income Tax Rate	23.1%	21.6%	(114.8)%	21.5%
Adjusted Income Tax Rate	23.5%	21.0%	22.5%	21.3%
*Fiscal 2022 Backlog totals exclude Cantel Medical Corp.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.